EXHIBIT 23.2



ACCOUNTANTS' CONSENT



The Board of Directors
Anicom, Inc.


         We consent to the incorporation by reference herein in the registration statement on Form S-3 of Anicom, Inc. of our report dated August 25, 1998, except as to Note 12 which is as of September 21, 1998, with respect to the combined balance sheets of Texcan Cables Inc. and Texcan Cables Limited (collectively, the "Company") as of March 31, 1998 and 1997 and the related combined statements of earnings, retained earnings (deficit) and cash flows for each of the years in the three year period ended March, 31, 1998, which report appears in the Form 8-K/A (Amendment No. 2) of Anicom, Inc. dated November 20, 1998. We also consent to the reference to our firm under the heading "Experts" in the prospectus.



/S/KPMG LLP
Chartered Accountants

Richmond, Canada
November 20, 1998